Exhibit 10.1

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, MN 55343

Aurora Holdings Merger Sub Inc.

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, MN 55343

Amedisys, Inc.

3854 American Way, Suite A

Baton Rouge, LA 70816

Re: Merger Agreement Waivers

This waiver letter (this “Waiver”), dated as of December 26, 2024, is executed by Amedisys, Inc., a Delaware corporation (the “Company”), UnitedHealth Group Incorporated, a Delaware corporation (“Parent”), and Aurora Holdings Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Waiving Entities”) with respect to that certain Agreement and Plan of Merger, dated as of June 26, 2023, by and among the Waiving Entities (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

1.	Waiver of Outside Date. Each of Parent and the Company hereby unconditionally and irrevocably waives any right to terminate the Merger Agreement pursuant to Section 8.1(b)(i) of the Merger Agreement prior to the earlier of (i) 5:00 p.m. (New York time) on the tenth Business Day following a final Order (whether or not appealable) issued by the U.S. District Court for the District of Maryland (the “Trial Court”) with respect to the complaint filed by the U.S. Department of Justice and certain other parties regarding the Merger (the “Merger Litigation”) that permanently prohibits the consummation of the Merger and (ii) 11:59 p.m. (New York time) on December 31, 2025 (the “Waiver Period”).

2.	Partial Waiver of Effect of Termination in Respect of Termination. Each of the Waiving Entities hereby unconditionally and irrevocably waives any right or argument pursuant to Section 8.2 of the Merger Agreement to the extent required in order to cause, and therefore agrees that:

a.	the number “two hundred fifty million dollars ($250,000,000)” in the definition of Regulatory Break Fee shall be replaced by “two hundred seventy-five million dollars ($275,000,000);” provided that, if by May 1, 2025 Parent has not entered into or caused to be entered into one or more definitive agreements (“Divestiture Agreements”) with one or more potential divestiture buyers that in the aggregate provide for the sale of assets representing no less than 90% of the aggregate amount of revenue for fiscal year 2022 represented by the assets that would have been sold pursuant to that certain Purchase Agreement, dated as of June 28, 2024, by and among VCG Luna, LLC, Parent and the other seller parties thereto, such number shall be replaced by “three hundred twenty-five million dollars ($325,000,000);” and

b.	the amount of the OPCH Agreement Termination Fee shall not be deducted from the Regulatory Break Fee if payable pursuant to Section 8.2(c) of the Merger Agreement.

3.	Waiver of Certain Efforts Covenants. Each of the Waiving Entities hereby agrees to be bound by the additional covenants set forth on Exhibit A to this Waiver.

4.	Waiver of Certain Restrictions. Each of Parent and Merger Sub hereby unconditionally and irrevocably waives the restrictions set forth in Section 5.1(a) of the Merger Agreement and the Company hereby waives related provisions of the Merger Agreement, in each case to the extent set forth on Exhibit B to this Waiver.

5.	Partial Waiver of Certain Condition Precedent. Each of the Waiving Entities hereby unconditionally and irrevocably waives their respective rights set forth in Section 7.1(c) of the Merger Agreement to require that the approvals set forth in Items 1 and 2 of Section 7.1(c) of the Amedisys Disclosure Letter be obtained for the purposes of satisfying the condition set forth in Section 7.1(c) of the Merger Agreement (including for the purposes of Article VIII of the Merger Agreement); it being understood that such waiver shall not alter the Waiving Entities’ obligations under Article VI of the Merger Agreement and any reference to Section 7.1(c) of the Merger Agreement included therein shall be interpreted without respect to such waiver.

6.	Partial Waiver of “Burdensome Condition” Definition. Each of the Waiving Entities hereby unconditionally and irrevocably waives any right pursuant to the Merger Agreement to the extent required in order to:

a.	cause the number “$333,000,000” in the definition of “Burdensome Condition” to be replaced by “$400,000,000”; and

b.	waive any right to assert that any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action that does not satisfy the requirements of clause (a)(i) of the definition of “Burdensome Condition” (as partially waived in the immediately foregoing Section 6.a.i) satisfies the requirements of clause (a)(ii) of such definition.

7.	General Waivers.

a.	The Company hereby (i) acknowledges that, as of the date of this Waiver, there has been no breach of the Merger Agreement on the part of Parent or Merger Sub and (ii) waives, releases and discharges any claim or cause of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, against Parent and its Affiliates, based upon facts or circumstances existing or occurring on or prior to the date of this Waiver for all purposes under the Merger Agreement, including under Sections 7.3(a), 7.3(b), 8.1(b)(iii) (with respect to the proviso therein) and 8.1(d) (as applicable) of the Merger Agreement.

b.	Each of Parent and Merger Sub hereby (i) acknowledges that, as of the date of this Waiver, there has been no breach of the Merger Agreement on the part of the Company and (ii) waives, releases and discharges any claim or cause of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, against the Company and its Affiliates, based upon facts or circumstances existing or occurring on or prior to the date of this Waiver for all purposes under the Merger Agreement, including under Sections 7.2(a), 7.2(b), 8.1(b)(iii) (with respect to the proviso therein) and 8.1(c) (as applicable) of the Merger Agreement.

8.	Waiver Only; No Inconsistency.

a.	Subject to the terms of this Waiver, all terms, conditions and provisions of the Merger Agreement shall remain in full force and effect. For the avoidance of doubt, nothing herein shall alter Section 8.2(f) (Sole and Exclusive Remedy) of the Merger Agreement.

b.	Each of the Waiving Parties hereby unconditionally and irrevocably waives any right to interpret the terms of the Merger Agreement in any manner inconsistent with the terms of this Waiver.

9.	Miscellaneous. Sections 6.5 (Fees and Expenses), 8.3 (Amendment), 8.4 (Extension; Waiver), 9.2 (Notices), 9.3 (Definitions), 9.4 (Interpretation), 9.5 (Counterparts), 9.6 (Entire Agreement; No Third-Party Beneficiaries; No Additional Representations), 9.7 (Assignment), 9.8 (Governing Law), 9.9 (Waiver of Jury Trial), 9.10 (Specific Enforcement), 9.11 (Jurisdiction), 9.12 (Headings, etc.) and 9.13 (Severability) of the Merger Agreement shall apply to this Waiver, mutatis mutandis, as if set forth herein.

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This Waiver has been duly executed and delivered by duly authorized officers of the Waiving Entities as of the date first written above.

AMEDISYS, INC.

By:	/s/ Richard Ashworth
	Name:	Richard Ashworth
	Title:	President and Chief Executive Officer Amedisys, Inc.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Richard J. Mattera
	Name:	Richard J. Mattera
	Title:	Chief Development Officer UnitedHealth Group

AURORA HOLDINGS MERGER SUB INC.

By:	/s/ Richard J. Mattera
	Name:	Richard J. Mattera
	Title:	Chief Development Officer UnitedHealth Group